Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bolt Projects Holdings, Inc. of our report dated April 23, 2024 relating to the consolidated financial statements of Bolt Threads, Inc. for the years ended December 31, 2023 and 2022, appearing in the Prospectus.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
November 15, 2024